EXHIBIT 15.1

                    ACKNOWLEDGMENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


We acknowledge the incorporation by reference in this Registration Statement on Form S-8 of Vyta Corp (formerly known as Nanopierce Technologies, Inc.) of our report dated November 18, 2005, which appears on page F-1 of the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005, our report dated February 11, 2006, which appears on page F-1 of the Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005, and our report dated May 16, 2006 which appears on page F-1 of the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.


/s/ GHP HORWATH, P.C.

Denver, Colorado
August 22, 2006